SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  June 23, 2003 (June 19, 2003)

Cogent Communications Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-31227

(Commission File No.)

52-2337274

(IRS Employer Identification No.)

Delaware

(State or Other Jurisdiction of Incorporation)

1015 31st Street N.W.
Washington, DC 20007

(Address of Principal Executive Offices)

(202) 295-4200

(Registrant’s telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE.

On June 19, 2003, Cogent Communications Group, Inc. issued the following press release announcing that it had reached an agreement to restructure certain of its indebtedness and an agreement with a group of private investors to raise $41 million in new funding through the issuance of privately placed equity:

[Cogent Logo]

Cogent Public Relations Contact:
Jeff Henriksen	Kristin Duskin-Gadd
(202) 295-4388	(828) 684-2434
jhenriksen@cogentco.com	kduskin-gadd@interprosepr.com

Cogent Reaches Agreement on Restructuring and
$41 Million in New Funding

Washington, D.C., June 19, 2003 – Cogent Communications Group, Inc. (AMEX: COI), a Tier One, next generation, optical Internet service provider, announced today that it has reached agreement to restructure its debt and raise $41 million in cash equity from investors that will be used to fund the operations and the restructuring.  Over the last six months, Cogent has reduced its total debt from a face amount of over $380 million to $27 million and extended repayment terms, with the company’s first principal payment due in 2006.  The transactions are subject to execution of final documents and certain closing conditions.

The equity financing will be provided by JVP (Jerusalem Venture Partners), Oak Investment Partners, Worldview Technology Partners, Broadview Capital Partners, Boulder Ventures, and Nassau Capital.  Following the transaction the investors, Cisco Capital, and employees will own 99% of the company.

“This is an exceptional round for Cogent and its investors, as the company has significantly outperformed the sector while greatly limiting its debt exposure,” said Erel Margalit, managing partner, JVP.  “We look forward to Cogent’s continued growth as it positions itself to take full advantage of the telecom recovery.”

“Cogent continues to perform well by providing value and service at a price per megabit that remains unmatched in the marketplace today,” said Dave Schaeffer, CEO Cogent Communications.  Adding, “Cogent remains confident and focused in our ability to continue to provide value to customers looking for high quality, high capacity Internet service at an affordable price.”

“Cogent now has one of the strongest balance sheets in the ISP sector,” said Helen Lee, CFO Cogent Communications.  “Moreover, with this financing the Company will have sufficient funds for its growth and operations.”

Cogent’s successful refinancing comes on top of several other recent corporate milestones in 2003, including the retirement of $107 million in subordinated debt, the lighting of Cogent’s 700th building with Internet service and the most recent acquisition of Fiber Network Solutions, Inc. out of Ohio.

About Cogent Communications

Cogent Communications (AMEX: COI) is a Tier 1, facilities based, all-optical ISP focused on delivering ultra-high speed Internet access and transport services to businesses in the multi-tenant marketplace and to service providers located in major metropolitan areas across the United States and Canada. Cogent’s simple product set includes 100 Mbps or 1,000 Mbps dedicated, non-oversubscribed bandwidth at $1,000 and $10,000 per month respectively.  These connections are delivered over Cogent’s 80 Gbps backbone, making Cogent’s network the largest of its kind in the country.

The Cogent solution offers the elusive combination of higher quality at a lower price.  Technology, combined with network ownership has made Cogent’s ultra-high speed Internet access an affordable reality for small and medium-sized businesses, as well as a significant cost saver for the largest enterprises and service providers.

Cogent’s network consists of a dedicated nationwide multiple OC-192 fiber backbone, multiple intra-city OC-48 fiber rings, and optically-interfaced high-speed routers. Cogent has been recognized as the first IP+Optical Cisco Powered Network (CPN). In April 2002, Cogent acquired the majority of the U.S. operations of PSINet including their three data centers located in NY, LA and Herndon, VA.  As a result of the acquisition, Cogent is now offering service in over 30 metropolitan markets with bandwidth ranging from T1 to 1,000 Mbps as well as colocation services in the data center locations.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COGENT COMMUNICATIONS GROUP, INC.

	By:	/s/ David Schaeffer
Date: June 23, 2003		David Schaeffer
President